Regulatory matters and litigation


Putnam Management has entered into agreements with the Securities
and
Exchange Commission and the Massachusetts Securities Division
settling
charges connected with excessive shortterm trading by Putnam employees
and, in the case of the charges brought by the Massachusetts
Securities
Division, by participants in some Putnamadministered 401(k)
plans.
Pursuant to these settlement agreements, Putnam Management will pay a
total of $193.5 million in penalties and restitution, with $153.5 million being
paid to certain openend funds and their shareholders. The amount will be
allocated to shareholders and funds pursuant to a plan developed by an
independent consultant, and will be paid following approval of the plan by
the SEC and the Massachusetts Securities Division.
The Securities and Exchange Commissions and Massachusetts
Securities
Divisions allegations and related matters also serve as the
general basis
for numerous lawsuits, including purported class action lawsuits filed
against Putnam Management and certain related parties, including certain
Putnam funds. Putnam Management will bear any costs incurred by Putnam funds in connection with these lawsuits. Putnam Management believes that the likelihood that the pending private lawsuits and purported class action lawsuits will have a material adverse financial
impact on the fund is remote, and the pending actions are not likely to
materially affect its ability to provide investment management services to
its clients, including the Putnam funds.
In connection with a settlement between Putnam and the funds
Trustees,
the fund received $25,753 during the period from Putnam to
address
issues relating to the calculation of certain amounts paid by the
Putnam
mutual funds to Putnam for transfer agent services. This amount is
included in Fees waived and reimbursed by Manager or affiliate on the
Statement of operations.
Putnam Management and Putnam Retail Management are named as defendants in a civil suit in which the plaintiffs allege that the management and distribution fees paid by certain Putnam funds were excessive
and
seek recovery under the Investment Company Act of 1940. Putnam Management and Putnam Retail Management have contested the plaintiffs
30
claims and the matter is currently pending in the U.S. District
Court for the
District of Massachusetts. Based on currently available information, Putnam
Management believes that this action is without merit and that it is unlikely to have a material effect on Putnam Managements and Putnam Retail Managements ability to provide services to their clients, including the fund.